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                                                                    EXHIBIT 12.1

                             ALTRA INDUSTRIAL MOTION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  ($ IN 000'S)

                                                                                                     PREDECESSOR
                                                                             ------------------------------------------------------
                                       3 MONTHS
                                         ENDED     YEAR ENDED      FROM      11 MONTHS
                                        MAR. 31,     DEC. 31,   INCEPTION      ENDED        YEAR ENDED     YEAR ENDED    YEAR ENDED
                                         2006         2005      DEC. 1-31,    NOV. 30,       DEC. 31,        DEC. 31,     DEC. 31,
                                      (UNAUDITED)  (UNAUDITED)     2004         2004           2003           2002          2001
                                      -----------  -----------  ----------   ---------      ----------     ----------    ----------
Net Income (loss)................       $ 4,084      $ 4,444     $ (5,762)    $ 6,895       $  (9,306)      $(108,223)     $  (252)
ADJUSTMENTS TO NET LOSS:
   Cummulative effect of change
     in accounting principle -
     goodwill impairment ........             -            -            -           -               -          83,412            -
   Loss from discontinued
     operations                               -            -            -           -               -             700        1,867
   Interest expense..............         5,176       17,065        1,410       4,294           5,368           5,489        6,655
   Interest component of
     operating rental expense....           100          344           56         440             488             472          424
   Income taxes..................         2,822        3,917         (221)      5,532          (1,658)          2,455        4,794
                                        -------      -------     --------     -------       ---------       ---------      -------
EARNINGS                                $12,182      $25,770     $ (4,517)    $17,161       $  (5,108)        (15,695)     $13,488
                                        =======      =======     ========     =======       =========       ========       =======

Fixed charges
   Interest expense..............       $ 5,176      $17,065      $ 1,410      $4,294       $   5,368          $5,489      $ 6,655
   Interest component of
     operating rental expense....           100          344           56         440             488             472          424
                                        -------      -------     --------     -------       ---------       --------       -------

TOTAL FIXED CHARGES..............       $ 5,276      $17,409      $ 1,466     $ 4,734       $   5,856           5,961      $ 7,079
                                        -------      -------     --------     -------       ---------       --------       -------

RATIO (1) (2)....................          2.31         1.48            -        3.63               -               -         1.91
                                        -------      -------     --------     -------       ---------      ----------      -------
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(1)   For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes, discontinued operations, cumulative effect of change in accounting principle charges and fixed charges. Fixed charges represent interest expense and a portion of rental expense which we believe is representative of the interest component of rental expense.

(2) Earnings were insufficient to cover fixed charges in the period December 1 to December 31, 2004, and each of the years ended December 31, 2003 and 2002 by $6.0 million, $11.0 million, and $21.7 million, respectively.